UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*



                      Nortel Inversora S.A. (the "Issuer")
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  American Depositary Shares ("B Share ADSs"),
          each representing 0.05 Class B Preferred Shares ("B Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    656567401
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 4, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Carlos Slim Helu

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200  B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Carlos Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200  B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200  B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Marco Antonio Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200  B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Patrick Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Maria Soumaya Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Vanessa Paola Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Johanna Monique Slim Domit

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       America Telecom, S.A. de C.V.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

 1     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       America Movil, S.A. de C.V.

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                       (b) |_|

 3     SEC USE ONLY

 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Mexico

                            5    SOLE VOTING POWER
       NUMBER OF
        SHARES
     BENEFICIALLY           6    SHARED VOTING POWER
       OWNED BY                  326,200 B Share ADSs (see Item 4(c))
         EACH
       REPORTING            7    SOLE DISPOSITIVE POWER
      PERSON WITH
                            8    SHARED DISPOSITIVE POWER
                                 326,200 B Share ADSs (see Item 4(c))


 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 326,200 B Share ADSs (see Item 4(a))

10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES |_|*

11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       1.1% (see Item 4(b))

12     TYPE OF REPORTING PERSON*
       CO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

Preliminary Note: The Reporting Persons (as defined below) are currently the beneficial owners of 326,200 American Depositary Shares ("B Share ADSs") or 1.1% of the B Share ADSs, of Nortel Inversora S.A. (the "Issuer"). Each Class B Preferred Share ("B Shares") can be converted into 20 B Share ADSs.


Item 1.

     (a)       Name of Issuer:

               Nortel Inversora S.A. (the "Issuer")

     (b)       Address of Issuer's Principal Executive Offices:

               Alicia Moreau de Justo 50, Piso 11
               1107 Buenos Aires, Argentina

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"), each of whom is a Mexican citizen, beneficially own, directly and indirectly, a majority of the outstanding voting equity securities of America Telecom, S.A. de C.V. ("America Telecom").

               (2)

               America Telecom is a company with portfolio investments in various companies, including America Movil, S.A. de C.V. ("America Movil").

               (3)

               America Movil is a telecommunications company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico, D.F., Mexico

               (ii) The principal business address for America Telecom is:

               Insurgentes Sur 3500
               Col. Pena Pobre Tlalpan
               14060 Mexico, D.F., Mexico

               (iii) The principal business address for America Movil is:

               Lago Alberto 366
               Col. Anahuac
               11320 Mexico, D.F., Mexico

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. America Telecom and America Movil are sociedades anonimas de capital variable organized under the laws of Mexico.

     (d)       Title of Class of Securities:

               American Depositary Shares, each representing 0.05 B Shares

     (e)       CUSIP Number:

               656567401

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):

  (a)          |_|  Broker or dealer registered under Section 15 of the Act;

  (b)          |_|  Bank as defined in Section 3(a)(6) of the Act;

  (c)          |_|  Insurance company as defined in Section 3(a)(19) of the Act;

  (d)          |_|  Investment company registered under Section 8 of the
                    Investment Company Act;

  (e)          |_|  Investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E);

  (f)          |_|  Employee benefit plan or endowment fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F);

  (g)          |_|  Parent holding company or control person in accordance with
                    Rule 13d-1(b)(1)(ii)(G);

  (h)          |_|  Savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

  (i)          |_|  Church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment Company Act; or

  (j)          |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

  (a)          Amount Beneficially Owned:

               As of the date of this filing, America Movil indirectly owns, through a wholly-owned subsidiary, 326,200 B Share ADSs. By virtue of the relationships described in Item 2 of this Statement, each of the Slim Family and America Telecom may be deemed to beneficially own indirectly the B Share ADSs owned indirectly by America Movil.

  (b)          Percent of Class:

               The B Share ADSs beneficially owned by the Reporting Persons constitute approximately 1.1% of the 29,409,000 issued and outstanding B Share ADSs (based on the total number of B Share ADSs issued and outstanding as of December 31, 2004, as reported on the "NTL US" page of Bloomberg L.P. as of May 5, 2005).

   (c)         Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:
                 (ii) Shared power to vote or to direct the vote: 326,200 B
                      Share ADSs
                (iii) Sole power to dispose or to direct the  disposition of:
                 (iv) Shared power to dispose or direct the disposition of:
                      326,200 B Share ADSs

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

The Powers of Attorney and Joint Filing Agreement filed as exhibits to the
Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on January 6, 2005 are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu

         -----------------------------

         Carlos Slim Domit                       By: /s/ Eduardo Valdes Acra
                                                     -----------------------
         -----------------------------               Eduardo Valdes Acra
                                                     Attorney-in-Fact
         Marco Antonio Slim Domit                    May 6, 2005

         -----------------------------

         Patrick Slim Domit

         -----------------------------

         Maria Soumaya Slim Domit

         -----------------------------

         Vanessa Paola Slim Domit

         -----------------------------

         Johanna Monique Slim Domit

         -----------------------------


         AMERICA TELECOM, S.A. DE C.V.


         -----------------------------
         By:  Armando Ibanez
         Title:  Attorney-in-Fact

         AMERICA MOVIL, S.A. DE C.V.


         -----------------------------
         By:  Alejandro Cantu Jimenez
         Title:  Attorney-in-Fact